UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3

To

FORM 10

GENERAL FORM FOR

REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or 12(g)

Of the Securities Exchange Act of 1934

NEXITY FINANCIAL CORPORATION

(Exact name of Registrant as specified in its Charter)

Delaware	63-0523669
(State of Incorporation)	(I.R.S. Employer Identification No.)

3500 Blue Lake Drive
Suite 330
Birmingham, AL	35243
(Address of principal executive offices)	(Zip Code)

(205) 298- 6391

(Registrant’s telephone number, including area code)

Securities to be registered pursuant to Section 12(b) of the Act:

None

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, $0.01 par value per share

(Title of Class)

The Registrant originally filed a registration statement on Form 10 with the Securities and Exchange Commission on April 29, 2005. Thereafter, the Registrant filed Amendment No. 1 to the Form 10 on July 8, 2005, responding to comments from the staff (the “Staff”) of the Securities and Exchange Commission received June 10, 2005, and Amendment No. 2 to the Form 10 was filed on August 23, 2005 responding to comments received from the Staff on July 19, 2005. This Amendment No. 3 to the Form 10 is being filed to amend the description of our Common Stock to reflect the one-for-four reverse stock split approved by our stockholders at a special meeting on August 31, 2005, and effected on September 1, 2005.

Unless this Amendment No. 3 to Form 10 indicates otherwise or the context otherwise requires, the terms “we,” “our,” “us,” “Nexity Financial Corporation” or “the Corporation” as used herein refer to Nexity Financial Corporation and its subsidiary Nexity Bank, which we sometimes refer to as “Nexity”, “our bank subsidiary”, or “the Bank” and its other subsidiaries. References herein to the fiscal years 2000, 2001, 2002, 2003 and 2004 mean our fiscal years ended December 31, 2000, 2001, 2002, 2003 and 2004 respectively.

Item 11. Description of Registrant’s Securities to be Registered.

The following summarizes certain provisions of our common stock. Additional information regarding the capital stock is set forth in our restated certificate of incorporation and bylaws that are included as exhibits to this registration statement and in the applicable provisions of the Delaware General Corporation Law under which we are incorporated and by which our corporate affairs will be governed.

General. Our authorized capital stock at September 30, 2005 consisted of 50,000,000 shares of common stock, $0.01 par value per share, of which 8,707,358 shares were outstanding, and 5,000,000 shares of preferred stock, par value $0.01 per share, none of which was issued and outstanding. On August 31, 2005, our stockholders approved a one-for-four reverse stock split which became effective September 1, 2005.

Preferred Stock. Our preferred stock may be issued from time to time as a class without series, or if so determined by our board of directors, either in whole or in part in one or more series. The voting rights, and such designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, including, but not limited to, the dividend rights, conversion rights, redemption rights and liquidation preferences, if any, of any wholly unissued series of preferred stock (or of the entire class of preferred stock if none of such shares has been issued), the number of shares constituting any such series and the terms and conditions of the issue thereof may be fixed by resolution of the board of directors. Our preferred stock may have a preference over the common stock with respect to the payment of dividends and the distribution of assets in the event of the liquidation or winding-up and such other preferences as may be fixed by our board of directors.

Voting. Holders of the shares of common stock are entitled to one vote per share on all matters to be voted upon by stockholders. The holders of the shares of common stock do not have cumulative voting rights, which means that the holders of more than one-half of the outstanding shares can elect all of the directors.

Our certificate of incorporation provides that the board of directors shall be divided into three classes consisting of an equal number of directors as is possible, with directors in each class to be elected to terms of three years.

Dividends. Stockholders may receive dividends when and if declared by the board of directors in accordance with applicable law.

Other Rights. Holders of shares of common stock are entitled to share ratably in our assets available for distribution to our stockholders in the event of liquidation, dissolution or winding up of the Corporation. Stockholders have no preemptive, subscription, redemption or conversion rights. All outstanding shares of common stock and the shares to be issued in this offering will be, upon payment therefor and issuance, fully paid and non-assessable.

Changes in Control—Antitakeover Provisions. Certain provisions of our certificate of incorporation and bylaws may have the effect of preventing, discouraging or delaying a change in control. The authority of the board of directors to issue preferred stock with such rights and privileges, including voting rights, as it may deem appropriate may enable the board to prevent a change in control despite a shift in ownership of the common stock. In addition, the power of our board to issue additional shares of common stock may help delay or deter a change in control by increasing the number of shares needed to gain control.

The following provisions also may deter any change in control:

Classified Board. The board of directors is classified into three classes, as nearly equal in number as possible, with the members of each class elected to three-year terms. Thus, one-third of the board of directors is elected by stockholders each year. With this provision, two annual elections are required in order to change a majority of the board of directors. This provision also stipulates that (i) directors can be removed only for cause upon a vote of 66 2/3% of the voting power of the outstanding shares entitled to vote in the election of directors, voting as a class, (ii) vacancies in the board may only be filled by a majority vote of the directors remaining in office, (iii) the maximum number of directors shall be fixed by resolution of the board of directors, and (iv) the provisions relating to the classified board can only be amended by the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares entitled to vote in the election of directors, voting as a class.

Director Authority. The restated certificate of incorporation prohibits stockholders from calling special stockholders’ meetings and acting by written consent.

Bylaw Provisions. The bylaws provide that stockholders wishing to propose nominees for the board of directors or other business to be taken up at an annual meeting of the stockholders must comply with certain advance written notice provisions. These bylaw provisions are intended to provide for the more orderly conduct of stockholder meetings but could make it more difficult for stockholders to nominate directors or introduce business at stockholder meetings.

Delaware Business Combination Statute. Subject to some exceptions, Delaware law prohibits us from entering into certain “business combinations” (as defined) involving persons beneficially owning 15% or more of the outstanding common stock (or who is an affiliate and has over the past three years beneficially owned 15% or more of such stock) (either, for the purpose of this paragraph, an “Interested Stockholder”), unless the board of directors has approved either (i) the business combination or (ii) prior to the stock acquisition by which such person’s beneficial ownership interest reached 15% (a “Stock Acquisition”), the Stock Acquisition. The prohibition lasts for three years from the date of the Stock Acquisition. Notwithstanding the preceding, Delaware law allows us to enter into a business combination with an Interested Stockholder if (i) the business combination is approved by the board of directors and authorized by an affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the Interested Stockholder or (ii) upon consummation of the transaction which results in the stockholder becoming an Interested Stockholder, such stockholder owned at least 85% of the outstanding stock (excluding stock held by officers and directors or by certain stock plans).

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

NEXITY FINANCIAL CORPORATION (Registrant)

Date: October 14, 2005	By:	/s/ Greg L. Lee
Greg L. Lee, Chairman and Chief Executive Officer